SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2002

FIRST DATA CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-11073	47-0731996
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 South Quebec Street, Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (303) 488-8000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Events and Regulation FD Disclosure.

On September 4, 2002, First Data Corporation (“First Data”) and it subsidiaries First Data Resources Inc. (“FDR”) and First Data Merchant Services Corporation (“FDMS”) filed an answer denying all claims of wrongdoing alleged by VISA U.S.A. Inc. in the action previously reported in First Data’s Quarterly Report on Form 10-Q for the period ended June 30, 2002. With VISA’s knowledge and acquiescence, First Data has been internally processing certain VISA credit card transactions without the use of the VISA network for a number of years. Internally processing a transaction is more efficient than going through the VISA network when such transaction involves a card issued by a FDR client and accepted by a merchant whose processing is done by FDMS. In response to an initiative by the two subsidiaries to expand this internal processing to other First Data platforms, VISA filed the previously reported lawsuit. VISA alleged that, among other things, the two subsidiaries did not provide adequate notice and failed to obtain VISA’s permission prior to expanding this internal processing. VISA also alleged that these actions violate contractual commitments between the parties and constitute improper use of VISA’s trademark by First Data.

On August 28, 2002, VISA’s Board enacted a new rule, unconditionally prohibiting all so-called “private arrangements”, which VISA considers to include First Data’s internal processing, as described above. In connection with that new rule, VISA has directed First Data to terminate, by October 1, 2002, a test of its expanded internal processing that First Data implemented in April 2002; VISA also asserts that First Data will not be allowed to expand the size and scope of its internal processing beyond the current transaction volume which VISA has grandfathered in the correspondance communicating the new rule.

VISA is an association of financial institutions, many of which are current and prospective customers of First Data. Several of those financial institutions are participants in long-term relationships with First Data, including merchant alliance relationships and card processing relationships, both of which usually are governed under long-term contracts. First Data believes that VISA’s claims in the lawsuit are without merit; however, the likelihood and possible extent of any impact of the above on First Data’s business and these relationships are uncertain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST DATA CORPORATION

By:	/s/ Stanley J. Andersen
Stanley Andersen
Assistant Secretary

Date: September 4, 2002

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